--------------------------------------------------------------------------------

                             JOINT VENTURE AGREEMENT

                                     between

                             FLINT RIVER MILLS, INC.

                                       and

                             HUBBARD MILLING COMPANY

                            Dated as of April 7, 1995

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                               TABLE OF CONTENTS

1.   Formation of Joint Venture ............................................   1

2.   Property Plant and Equipment, Receivables, Inventories ................   1

     a.   Initial Property, Plant and Equipment ............................   1
     b.   Initial Inventory and Receivables ................................   1
     c.   Capital Additions to the Facility ................................   2
     d.   Additional Property, Plant and Equipment .........................   2
     e.   Ownership of Facility ............................................   2

3.   Trade Secrets .........................................................   2

4.   Trademarks, Etc .......................................................   2

5.   Working Capital .......................................................   3

6.   Direct Expenses; Administrative Services Fee ..........................   3

     a.   Reimbursement of Direct Expenses .................................   3
     b.   Examples of Direct Expenses ......................................   3
     c.   Administrative Services Fee ......................................   3

7.   Transactions with the Venture .........................................   4

     a.   Purchases of Pet Food and Fish Food from the Venture .............   4
     b.   Sales of Pet Food to the Venture .................................   4

8.   Management and Operation; Personnel; Ancillary Services ...............   4

     a.   Management Committee..............................................   4
     b.   Day-to-Day Operations ............................................   4
     c.   Limitations Upon Authority of Parties ............................   5
     d.   Personnel ........................................................   5
     e.   Management Personnel .............................................   5
     f.   Employment Matters ...............................................   5
     g.   Ancillary Services ...............................................   5

9.   Accounting Matters ....................................................   6

     a.   Fiscal Year ......................................................   6
     b.   Books of Account .................................................   6
     c.   Cash Accounts ....................................................   6

10.  Distribution of Net Income ............................................   6

11.  Other Business Operations of Parties/Non-Compete ......................   7

     a.   FRM ..............................................................   7
     b.   Hubbard ..........................................................   7

12.  Certain Labialities; Insurance ........................................   7

13.  Representations and Warranties ........................................   8

     a.   Generally ........................................................   8
     b.   Additional Representations and Warranties of Hubbard .............   8

14.  Initial Term and Renewal Terms ........................................   8

15.  Early Termination .....................................................   9

16.  Disposition of Assets Following Termination ...........................   9

     a.   Generally ........................................................   9
     b.   Hubbard Option to Purchase Assets of Venture
          Following Optional Termination ...................................   9
     c.   Option to Purchase Assets of Venture Following
          Bankruptcy, Breach, Etc. .........................................  10
     d.   Other Disposition of Assets ......................................  10
     e.   Application of Cash ..............................................  10

17.  Purchases of Products Following Termination ...........................  10

18.  Assignment ............................................................  11

19.  Successors and Assigns ................................................  11

20.  Further Assurances ....................................................  11

21.  Waivers and Amendments ................................................  11

22.  Arbitration ...........................................................  11

23.  Indemnification, Etc. .................................................  12

24.  Liability of Parties to Venture .......................................  12

25.  Governing Law .........................................................  12

26.  Notices ...............................................................  12

27.  Entire Agreement ......................................................  12


                                       ii
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28.  Headings ..............................................................  12

29.  Counterparts ..........................................................  12

30.  Announcements .........................................................  13

31.  Future Expansion ......................................................  13

Exhibits

EXHIBIT A - Description of Facility
EXHIBIT B - Preliminary Construction and Equipment Budget
EXHIBIT C - Administrative Expense Categories
EXHIBIT D - Forms of Periodic Financial Statements


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

                             JOINT VENTURE AGREEMENT

        Joint Venture Agreement, dated April 7, 1995 by and between Flint River Mills, Inc., a Georgia corporation ("FRM"), and Hubbard Milling Company, a Minnesota corporation ("Hubbard").

                                    RECITALS

        Hubbard owns a pet food manufacturing facility in Cartersville, Georgia more fully described in Exhibit A hereto (the "Facility").

        Hubbard is engaged in the pet food and fish food business throughout the United States and, in connection therewith, has developed substantial expertise in the pet food and fish food business and has implemented an extensive sales, marketing and distribution structure for the pet food and fish food business (the "Business").

        FRM currently purchases pet food and fish food from other suppliers and desires to obtain a source for all of its pet food and fish food requirements.

        FRM and Hubbard now desire to form a joint venture for the manufacture of pet food and fish food and the expansion of the Facility to accommodate such manufacturing.

        NOW, THEREFORE, in consideration of the foregoing recitals and the agreements herein contained, FRM and Hubbard agree as follows:

        1. Formation of Joint Venture. FRM and Hubbard hereby form a joint venture (the "Venture") for the manufacture of pet food and fish food at the Facility and the sale, marketing and distribution of pet food and fish food in the States of Mississippi, Alabama, Georgia, Florida, South Carolina, and North Carolina (hereinafter the "Territory") in connection therewith. The Venture shall constitute a special purpose general partnership governed by the Uniform Partnership Act, as adopted in the State of Georgia. The name of the Venture shall be: FRM/Hubbard Pet Food Venture.

        2. Property Plant and Equipment Receivables, Inventories.

        a. Initial Property, Plant and Equipment. On May 1, 1995 or such other date mutually agreed to by the parties (such date hereinafter the "Closing Date"), Hubbard will contribute the Facility to the capital of the Venture, free and clear of all liens, claims and encumbrances, by warranty deed and bill of sale. For purposes of this Agreement, the Facility will be treated as having a fair market value on the Closing Date equal to Hubbard's current book value of the existing fixed assets of the Facility, plus any capital additions in process.

        b. Initial Inventory and Receivables. On the Closing Date, FRM will contribute to the capital of the Venture all inventory and receivables attributable to business done at the Facility and acquired by FRM from Hubbard pursuant to a separate Purchase Agreement. For purposes of this Agreement, such inventory and receivables will be treated as having a fair market value equal to FRM's cost of acquiring such inventory and receivables.

        c. Capital Additions to the Facility. The parties recognize that substantial additional capital additions are necessary at the Facility, including the installation of additional manufacturing and building equipment. Attached hereto as Exhibit B is a preliminary construction and equipment budget reflecting the projected costs of such additions. The final budget, together with plans and specifications for the renovation, shall be prepared by Hubbard subject to the approval of FRM, such approval not to be unreasonably withheld. On the Closing Date, FRM shall contribute to the capital of the Venture, in cash, an amount equal to the amount by which the amount of Hubbard's capital contribution pursuant to Section 2(a) hereof exceeds the amount of FRM's capital contribution pursuant to Section 2(b) hereof. In the event that the amount of the projected costs exceeds the amount contributed by FRM pursuant to the preceding sentence, each of Hubbard and FRM shall contribute, in cash, an amount equal to 50% of such excess.

        d. Additional Property, Plant and Equipment. If the Management Committee (as defined in Section 8(a) hereof) shall determine after the date hereof that any additional property, plant and equipment is required for the Venture, each of FRM and Hubbard shall contribute to the Venture an amount equal to 50% of the costs thereof, when and as such costs are payable by the Venture.

        e. Ownership of Facility. The Facility, as initially contributed to the Venture pursuant to Section 2(a) hereof and as improved and equipped pursuant to Section 2(c) hereof, together with any additional property, plant and equipment acquired from time to time pursuant to Section 2(d) hereof, shall constitute property of the Venture and title thereto shall be in the name of the Venture. The Facility will be open for inspection and review by either party during normal business hours or at any time it is in operation.

        3. Trade Secrets. Proprietary manufacturing processes, customer lists and other similar confidential information (collectively, "Trade Secrets") constituting the property of a party hereto prior to the date hereof shall remain the property and Trade Secrets of such party and shall not constitute property of the Venture notwithstanding disclosure to the other party in connection with the Venture. Any such Trade Secrets may be used by the Venture but shall not be used by the other party, disclosed to others, or any other advantage taken thereof by such party in its own separate business activities. Trade Secrets developed by the Venture shall be and become the property and Trade Secrets of the Venture, but may be used by either party in its own separate business activities.

        4. Trademarks. Etc. The Venture will employ the trademark(s), patent(s), copyright(s), license(s) and other intellectual property rights presently being used by FRM and Hubbard in connection with their respective businesses, all of which are hereby made available on a non-exclusive basis to the Venture. Such trademarks, patents, copyrights and other intellectual property rights shall remain the property of FRM or Hubbard, as the case may be, and shall not constitute property of the Venture. Each of FRM and Hubbard shall establish quality control standards

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for all products sold using its trademarks, and shall specify policies and programs to monitor compliance with such standards.

        5. Working Capital. FRM shall contribute to the initial working capital of the Venture pursuant to Section 2(b) above. To the extent cash proceeds of sales and collections on accounts receivable by the Venture from time to time do not fund current working capital requirements, each of FRM and Hubbard will advance to the Venture on an interest-free basis an amount equal to 50% of such working capital deficiency. The amount of any such additional advances shall be established from time to time by the Management Committee.

        6. Direct Expenses; Administrative Services Fee.

        a. Reimbursement of Direct Expenses. Each of Hubbard and FRM shall on a monthly basis prepare and submit to the Management Committee a written statement, the detail of which shall be determined by the Management Committee, for the actual direct expenses incurred by Hubbard or FRM, as the case may be, in connection with the Venture. The Venture shall reimburse Hubbard or FRM, as the case may be, for such expenses immediately upon receipt of any such statement. In connection with the submission of written statements for direct expenses to the Management Committee, each of Hubbard and FRM shall identify any material variances in such expenses from the projected expenses reflected in any operating budget for such period prepared by the Management Committee.

        b. Examples of Direct Expenses. Direct expenses for which Hubbard and FRM shall be paid include, without limitation, all direct manufacturing expenses (e.g., labor, utilities, maintenance and insurance expenses) and all direct sales expenses. General corporate overhead and corporate administrative expense, interest or other indirect expenses shall not constitute direct expenses for purposes of this Section 6.

        c. Administrative Services Fee. In consideration of the accounting, bookkeeping, computer and other administrative services to be provided to the Venture by Hubbard, the Venture shall pay to Hubbard an administrative services fee, the amount of which shall be approved by the Management Committee on an annual basis. Such expense categories are further defined in Exhibit C, Administrative Expense Categories attached hereto.

        7. Transactions with the Venture.

        a. Purchases of Pet Food and Fish Food from the Venture. FRM agrees that during the term of this Agreement it will, and will cause each of its Affiliates to purchase from the Venture, to the extent available from the Venture, the entirety of their respective pet food and fish food requirements. The price to be charged FRM and its Affiliates for products purchased from the Venture shall be established by the Management Committee so as to yield to the Venture a per ton profit substantially equivalent to the per ton profit then being realized by the Venture on sales of products to others. The Venture shall invoice FRM and its Affiliates for all products sold to FRM and its Affiliates, and FRM and its Affiliates shall pay all such invoices at net terms upon receipt thereof. "Affiliates" shall mean any corporation, partnership or other entity which now or hereafter, directly or indirectly, controls, or is controlled by, or is under common control with FRM.

        b. Sales of Pet Food to the Venture. In order to supplement the product line of the Venture, Hubbard will sell to the Venture pet food products from time to time manufactured by Hubbard but not manufactured by the Venture ("Supplemental Products"). The price to be charged to the Venture by Hubbard for Supplemental Products shall be established by Hubbard, subject to the approval of the Management Committee, and shall yield to the Venture a per ton profit substantially equivalent to the average per ton profit of other pet food products manufactured by the Venture. Hubbard shall invoice the Venture for all Supplemental Products sold to the Venture, and the Venture shall pay all such invoices upon receipt thereof.

        8.     Management and Operation; Personnel; Ancillary Services.

        a. Management Committee. Management of the Venture shall be vested in a committee (the "Management Committee") consisting of one representative of FRM and one representative of Hubbard. Each party will designate a representative who will serve on the Management Committee and one alternate who shall act in the absence of such representative. FRM has designated Henry Metcalf as its representative and Alec Poitevint as its alternate. Hubbard has designated Paul Holzhueter as its representative and Mike Mitchell as its alternate. Each party may from time to time, by written notice to the other, designate a new representative or alternate.

        b. Day-to-Day Operations. Hubbard shall be responsible for conducting the day-to-day operations of the Venture, subject to the management authority of the Management Committee. In such capacity, Hubbard shall cause the Facility to be operated, and supply all basic services to the Venture, including sales and marketing, research and nutrition, quality assurance, purchasing of packaging, production services and the like. Hubbard shall coordinate ingredient purchasing with FRM, with ingredient purchases for the Venture to be made by the party that obtains the lowest cost. The Management

               Committee will pre-approve credit policy for the Venture and Hubbard will administer credit consistent therewith.

        c. Limitations Upon Authority of Parties. Neither party, without the consent of the other, shall (i) borrow money for or in the name of the Venture or utilize any property of the Venture as collateral for any such borrowing, (ii) as a partner in the Venture, make, execute or deliver any assignment for the benefit of creditors, confession of judgment, chattel mortgage, deed, guarantee, indemnity bond or surety bond; (iii) buy, sell, encumber or lease any property of the Venture, or any interest therein, other than in the ordinary course of the Venture, or any interest therein, other than in the ordinary course of business; or (iv) undertake or authorize any construction of any kind or nature other than necessary or appropriate repairs in the ordinary course of business.

        d. Personnel. Subject to such changes as from time to time approved by the Management committee, all employees at the Facility will be employed by Hubbard. The Venture shall reimburse Hubbard in accordance with Section 6 hereof as a direct expense of the Venture for compensation and benefits to such employees.

        e. Management Personnel. Each of FRM and Hubbard shall devote the attention of their management personnel to the Venture from time to time as appropriate, but except as expressly provided in
               Section 6(c) hereof, neither FRM nor Hubbard shall charge a management fee to the Venture or allocate to the Venture as a direct expense any portion of the compensation and benefits paid to its management personnel.

        f. Employment Matters. Employees of FRM or Hubbard who perform services for Venture shall remain employees of their respective employer, which shall remain solely responsible for establishing the terms and conditions of their employment, including hiring, discipline and discharge. Neither FRM nor Hubbard (or any of their respective employees) shall have any responsibility for the development or approval of personnel policies with respect to the employees of the other party performing services for the Venture. FRM and Hubbard shall remain solely liable for the payment of compensation and any employment benefits to their respective employees and for the payment of any taxes, charges or assessments payable with respect to their respective employees, including without limitation any such payments made to governmental agencies or bodies. Neither the Venture nor FRM shall be considered a successor employer of any employees of Hubbard, and neither the Venture nor Hubbard shall be considered a successor employer of any employees of FRM.

        g. Ancillary Services. If the Management Committee shall from time to time determine that ancillary services required for operation of the Venture (e.g., lab analysis, engineering, environmental, safety and training) can be provided to the Venture more efficiently or more economically by FRM or Hubbard than by having such services provided by personnel regularly engaged in operation of the Venture or by a third party contractor, then FRM or Hubbard, as the case may be, agrees to provide such ancillary services to the Venture on such terms as may be agreed by such party and the Management Committee; provided, however, that neither FRM nor Hubbard shall have any obligation to provide such ancillary services to the Venture if, in the reasonable judgment of such party, to do so would materially interfere with its other business operations or is not otherwise practicable under the circumstances.

        9. Accounting Matters.

        a. Fiscal Year. The fiscal year of the Venture shall end on April 30, or such other date as determined by the Management Committee.

        b. Books of Account. Hubbard shall be responsible for maintaining books of account for the Venture. In connection therewith, Hubbard shall prepare and distribute to the parties on or prior to the 15th working day of each month an income statement and balance sheet for the Venture for the preceding month substantially in the form of Exhibit D hereto, with such changes in form as may from time to time be approved by the Management Committee. Hubbard and FRM shall cause to be performed periodic audits of the books of account as from time to time determined by the Management Committee. Following completion and approval by Hubbard and FRM of any audit, no further audits shall be performed on the books of account of the Venture for any period prior to the end of the period to which such audit relates. Details related to preparing the books shall be available for review by both parties.

        c. Cash Accounts. Hubbard shall maintain such cash account or accounts for funds of the Venture as the Management Committee determines necessary. Such funds may be commingled with other funds of Hubbard, but Hubbard shall separately account for such funds. Interest on any such funds shall accrue to the benefit of the Venture. In the event the Venture has a short-term cash deficient in its account, Hubbard may, subject to the right of the Management Committee to require both parties to advance additional funds to the Venture pursuant to Section 5 hereof, advance funds to the Venture on a short-term basis and charge the Venture an equivalent interest rate on such advances.

        10. Distribution of Net Income. An amount equal to 50% of the Distributable Net Income (as hereinafter defined) shall be distributed to each party on a quarterly basis or from time to time, as determined by the Management Committee. "Distributable Net Income" for any period shall mean the excess, if any, of (i) the net income for such period over (ii) the aggregate net losses for all prior periods to the extent not offset against net income for prior periods in computing "Distributable Net Income" for such prior periods.

        11. Other Business Operations of Parties/Non-Compete.

        a. FRM. FRM engages in a variety of other production activities. During the term of the Venture and for a period of five years thereafter, FRM covenants and agrees that it will not, and will not permit any of its Affiliates, to own, control, manage or operate, or participate in the ownership, control, management or operation of, or otherwise engage in or have any interest in, directly or indirectly, as principal, partner, stockholder of a corporation, agent, or otherwise, in its own behalf or through any person, firm, corporation, association, trust or other entity, any business engaged in the Business or any component thereof within the United States.

        b. Hubbard. Hubbard engages in the pet food and fish food business at other locations throughout the United States, which other operations do not constitute part of the Venture. FRM recognizes that such other operations of Hubbard may compete with the Venture. Hubbard agrees, however, that in the conduct of such other pet food and fish food operations during the term of this Agreement it will not solicit customers traditionally serviced primarily from the Facility so as to capture such sales for its own account rather than the account of the Venture. Hubbard agrees that, during the term of this Agreement, it will send orders from customers for pet food and fish food produced at the Facility so long as such products can be produced economically at the Facility, are of a quality satisfactory to such customers of the Venture and can be produced consistent with the delivery requirements. Absent these factors, it is anticipated that sales of pet food and fish food within the Territory will be assigned to the Venture. FRM acknowledges that decisions as to which orders will be assigned by Hubbard to the Facility are within the discretion and control of Hubbard, to be reasonably exercised consistent with the above.

        12. Certain Liabilities Insurance. Neither FRM nor Hubbard shall, by virtue of this Agreement, be deemed to have assumed any liability of any kind or nature whatsoever arising with respect to activities or products of the other not undertaken as part of the Venture. No party to this Agreement shall be liable for workers' compensation or employment-related damages or actions relating to the employees of the other party to this Agreement. The following insurance coverages shall be obtained regarding the operations and assets of the
Venture:

      (i) The Venture shall obtain property and casualty insurance with respect to the Facility in such amounts and with such deductibles as shall be determined by the Management Committee.

     (ii) The Venture shall obtain property and casualty insurance with respect to the inventory, packaging and supplies of the Venture in such amounts and with such deductibles as shall be determined by the Management Committee.

    (iii) The Venture shall obtain comprehensive general and products liability insurance with respect to the Venture. All such policies shall name each party and the Venture as insureds thereunder.


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

     (iv) Each party shall obtain appropriate workers' compensation insurance with respect to such party's employees.

      (v) The Venture shall obtain such other insurance coverage as the Management Committee shall deem appropriate in connection with the activities of the Venture.

        The premiums of any such insurance shall constitute a direct expense of the Venture for purposes of Section 6 hereof.

        13. Representations and Warranties.

        a. Generally. Each of FRM and Hubbard represents and warrants to the other that:

      (i) it is a corporation duly organized and in good standing under the laws of the state of its incorporation;

     (ii)      it is duly qualified to do business in the State of Georgia;

    (iii) it has obtained all necessary corporate approval to execute, deliver and perform this Agreement and to engage in operation of the Venture as contemplated hereby;

     (iv) the execution, delivery and performance of this Agreement and operation of the Venture as contemplated hereby does not violate the terms of any agreement to which it is a party or by which it is bound;

      (v) there are no suits or proceedings pending or to its knowledge, threatened against it which, if decided adversely to such party, would adversely affect its authority to execute, deliver and perform this Agreement or to engage in operation of the Venture in accordance herewith; and

      (vi) it has all necessary licenses, permits and authorizations, governmental or otherwise, necessary to execute, deliver and perform this Agreement and to engage in operation of the Venture as contemplated hereby.

        b. Additional Representations and Warranties of Hubbard. Hubbard has, and will convey to the Venture, good and marketable title to the Facility, free and clear of all liens, claims and encumbrances.

        14. Initial Term and Renewal Terms. The Venture shall have a term commencing on the date hereof and continuing to and including April 30, 2025. Thereafter the term of the Venture shall be automatically extended for successive two-year renewal terms unless either party elects by written notice to the other party given not less than twelve (12) months prior to expiration of the initial term or any renewal term, to terminate the Venture upon expiration of the initial term or renewal term, as the case may be.

        15. Early Termination. The Venture shall terminate prior to expiration of the initial term or any renewal term, as follows:

      (i)      by the mutual written agreement of FRM and Hubbard;

     (ii) by either party upon not less than twelve (12) months written notice of its election to terminate the Venture;

    (iii) by either party upon written notice of its election to terminate the Venture following the institution of any bankruptcy or insolvency proceedings by or against the Venture or the other party (whether voluntary or involuntary, and whether under federal or state law), the dissolution, liquidation or winding up of the other party or the assignment by the other party of any significant portion of its property or assets for the benefit of creditors or claimants;

     (iv) by either party upon written notice of its election to terminate the Venture if there is a willful breach by the other party of a material term of this Agreement and such breach has not been cured within sixty (60) days after written notice of such breach;

      (v) upon one hundred eighty (180) days prior written notice by either party (or its assignee) following the assignment by a party of its interest in the Venture in accordance with Section 18 hereof, provided, however, that such notice of termination may not be given more than ninety (90) days after the effective date of such assignment or transfer; or

     (vi)      by Hubbard in accordance with Section 31 hereof.

        Nothing contained in this Section 15 shall affect or impair any rights or obligations arising prior to or at the time of the termination of the Venture, or which may arise by an event causing the termination of the Venture.

        16.    Disposition of Assets Following Termination.

        a. Generally. Upon termination of the Venture, FRM and Hubbard shall proceed to wind up the affairs of the Venture in accordance with this Section 16.

        b. Hubbard Option to Purchase Assets of Venture Following Optional Termination. In the event either party gives notice of termination pursuant to clause (ii) or (v) of Section 15 hereof, or Hubbard elects to terminate the Venture pursuant to Section 31 hereof, Hubbard shall have the option to purchase the assets of the Venture at a price equal to the then current book value, net of accumulated depreciation

        c. Option to Purchase Assets of Venture Following Bankruptcy, Breach, Etc. In the event a party (the "Non-Defaulting Party") gives notice of termination pursuant to clause (iii) or (iv) of
               Section 15 hereof to the other party (the "Defaulting Party"), the Non-Defaulting Party shall have the option to purchase the assets of the Venture at a price equal to the then current book value, net of accumulated depreciation.

        d. Other Disposition of Assets. Absent exercise of the purchase option set forth in Section 16(b) or (c) hereof, as the case may be, upon termination of the Venture, the assets of the Venture shall be sold in an orderly fashion in such manner or the Management Committee shall determine; provided, however, that if such termination of the Venture is pursuant to clause (ii) or (v) of Section 15 hereof or pursuant to Section 31 hereof and Hubbard has not exercised its purchase option under Section 16(b) hereof, or pursuant to clause (iii) or (iv) of Section 15 hereof and the Non-Defaulting Party has not exercised its purchase option under
               Section 16(c) hereof, then Hubbard or Non-Defaulting Party, as the case may be, shall have a right of first refusal with respect to any sale of assets pursuant to this Section 16(d) on such terms as shall be established by the Management Committee.

        e. Application of Cash. Any cash of the Venture, including without limitation the proceeds of assets sold pursuant to Sections 16(b), (c) or (d) hereof shall be applied and distributed in the following order of priority:

               (i) to the payment of debts and liabilities of the Venture (other than outstanding advances pursuant to Section 5 hereof) and expenses of liquidation;

               (ii) to the setting up of any reserves that the Management Committee shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Venture arising out of or in connection with the Venture, which reserves shall be paid over by FRM and Hubbard to a mutually designated party, as escrow agent, to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies; provided, however, that at the expiration of such period of time as FRM and Hubbard shall deem mutually advisable, said escrow agent shall distribute the balance thereof remaining in the manner set forth in subparagraph (iv) hereof;

               (iii)   to outstanding advances pursuant to Section 5 hereof;
                       and

               (iv) any balance remaining after the application in accordance with the foregoing subparagraphs, equally to FRM and Hubbard.

        17. Purchases of Products Following Termination. In the event FRM elects to terminate the Venture pursuant to Section 15 or Hubbard elects to terminate the Venture pursuant to Section l5(iv), and Hubbard pursuant to Section 16(b) or 16(c) purchases the Facility upon termination of the Venture, then FRM agrees that for a period of five years from and after termination of the Venture, both it and its Affiliates will purchase from Hubbard, to the extent available from the Facility, their respective pet food and fish food requirements consistent with purchases from the Facility made prior to the termination of the Venture. The price for pet food and fish food products purchased from Hubbard shall be an amount that will yield to Hubbard a per ton profit substantially equivalent to the per ton profit then being realized by Hubbard on sales to others of products manufactured at the Facility. Hubbard shall provide invoices for all such pet food and fish food products and such invoices shall be payable upon receipt thereof. In the event Hubbard elects to terminate the Venture pursuant to Section 15 (other than pursuant to Section l5(iv)), FRM and its Affiliates shall be free to purchase their pet food and food requirements from any source.

        18. Assignment. Except as expressly permitted by this Section 18, neither party shall assign or encumber its interest in the Venture. A party may assign its interest in the Venture to another entity in connection with the sale of substantially all of the assets of a division or component of its business to another entity provided that (i) such party remains liable for observance and performance of its obligations under this Agreement; (ii) the financial condition of the transferee is reasonably satisfactory to the other party; and
(iii) the transferee specifically agrees to be bound by the terms of this Agreement.

        19. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto, their successors and permitted assigns.

        20. Further Assurances. The parties agree that they will perform such other acts and execute and deliver such other documents as may be necessary or appropriate from time to time to carry out the intent and purpose of this Agreement. The parties recognize that issues may arise in connection with the Venture which are not provided for in this Agreement and cannot be resolved by the Management Committee. Subject to the early termination provisions of Section 15 hereof, the parties agree to negotiate in good faith the resolution of such issues by amendment or modification of this Agreement in accordance with Section 21 hereof.

        21. Waivers and Amendments. This Agreement may be amended or modified, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement or in any other such instrument, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained herein.

        22. Arbitration. All unresolved disputes or controversies arising out of or in relation to this Agreement shall be determined and settled by arbitration at a mutually convenient location in the State of Georgia in accordance with the Commercial Rules of the American Arbitration Association in effect at the time of said controversy, and judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The expenses of the arbitration shall be borne by the Venture, provided that each of FRM and Hubbard shall pay for and bear the costs of its own experts, evidence, and legal counsel. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended for ten (10) days plus the number of days that are taken for the determination of that matter by the arbitrator(s). Nothing herein contained shall bar either party from seeking equitable remedies in a court of competent jurisdiction.

        23. Indemnification, Etc. The Venture shall indemnify and hold harmless each of FRM and Hubbard for and against all claims, actions, suits and proceedings asserted against such party in connection with the Venture or any act or omission of such party in its capacity as a party to the Venture; provided, however, that neither FRM nor Hubbard shall be indemnified and held harmless for its gross negligence or willful misconduct.

        24. Liability of Parties to Venture. Neither FRM nor Hubbard shall be liable to the Venture or the other party for any act or omission of such party in its capacity as a party to the Venture unless such act or omission constitutes gross negligence or willful misconduct of such party.

        25. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Georgia.

        26. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally served or if transmitted by registered or certified U.S. Mail, return receipt requested and postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall theretofore have designated by notice in accordance with this Section 26:

        Flint River Milis, Inc.
        P.O. Box 278
        Bainbridge, GA 31717
        Attention: President

        Hubbard Milling Company
        424 North Riverfront Drive
        Mankato, Minnesota 56001
        Attention: President

        The date of giving such notice shall be the date received, if served personally, or the date on which the notice is delivered to the other party as indicated by the return receipt.

        27. Entire Agreement. This Agreement and the Exhibits hereto set forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

        28. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        29. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which taken together shall be one document.

        30. Announcements. Any public announcement of this Agreement or any of the transactions contemplated by this Agreement, shall require the prior written approval of both parties.

        31. Future Expansion. Subject to the obligations of Hubbard contained in
Section 11(b) hereof, nothing herein shall be deemed to limit or otherwise impair the right of Hubbard to expand its pet food and fish food business within the Territory. If Hubbard in its sole discretion determines that it requires additional manufacturing facilities within the Territory, then Hubbard shall be free to build, purchase or otherwise acquire the use of such facilities; provided that during the term of this Agreement, Hubbard shall afford FRM the opportunity to participate equally with Hubbard in the ownership and/or operation, as the case may be, of any facility for the manufacture of dry pet foot or dry fish food. FRM shall have a reasonable time to determine whether to participate with Hubbard in the ownership and/or operation of such facilities, but in no case longer than thirty (30) days following disclosure to FRM of the material terms relating thereto. if FRM declines to participate in any new facility, Hubbard shall be free to purchase or otherwise acquire the use of such facility for its own account, and to the extent Hubbard's ownership and/or operation of the new facility conflict with its obligations under this Agreement, the parties agree to amend this Agreement to pennit Hubbard to own and/or operate the new facility without financial or other penalty. if the parties cannot agree to any such amendments, Hubbard may terminate the Venture and the affairs of the Venture shall be wound up in accordance with Sections 16 and 17 hereof. In the event that any new facility involves the expansion or renovation of facilities owned by FRM, or the construction of new facilities on property owned by FRM, and FRM elects to participate with Hubbard in such expansion, renovation or construction, FRM will contribute any existing assets to the new venture for $1.00, and any new investment shall be shared by Hubbard and FRM on a 50/50 basis.

        N WITNESS WHEREOF, the parties have executed this Agreement as of the 7th day of April, 1995.

                                FLINT RIVER MILLS, INC.


                                By [ILLEGIBLE] Paint
                                  --------------------------------
                                Its President
                                   -------------------------------

                                HUBBARD MILLNG COMPANY


                                By /s/ Paul R. Holzhueter
                                  --------------------------------
                                Its Group Vice President
                                   -------------------------------

                                                                       EXHIBIT A

                             DESCRIPTION OF FACILITY

        All that tract or parcel of land lying and being in Land Lot 671 of the 4th District and 3rd Section, Bartow County Georgia, and being in the City of Cartersville, as shown by survey prepared for Hubbard Milling Company by William
C. Smith, Georgia Registered Land Surveyor, plat dated December 21, 1983, revised February 15, 1990, recorded in Plat Book 33 page 353, Clerk's Office, Superior Court of Bartow County Georgia, for which reference is hereby made and incorporated herein, property more particularly described as follows; BEGINNING at an iron pin located at the intersection of the north right of way of Swisher Street and the east right of way of River Road; thence along the east right of way of River Road north 1 degree 29 minutes west 600.01 feet to an iron pin; thence north 88 degrees 31 minutes 56 seconds east 398.63 feet to an iron pin located at the centerline of CSX Railroad spur track; thence south 4 degrees 00 minutes east along the centerline of the CSX Railroad spur track
250.65 feet to a point; thence south 1 degree 31 minutes 45 seconds east 349.49 feet to a point located on the north right of way of Swisher Street; thence along said right of way south 88 degrees 31 minutes west 409.92 feet to an iron pin and the beginning point. Said tract containing 5.61l acres.

                                                                       EXHIBIT B

                          PRELIMINARY CONSTRUCTION AND
                                EQUIPMENT BUDGET

        1.   Packing Room Heaters                                $ 7,500

        2.   Mixing Grinding Reflow                               88,000

        3.   Receiving System Magnet                               5,000

        4.   Dryer Cyclone                                        50,000

        5.   Compressed Air Dryer                                 10,000

        6.   Extruder Water Surge Tank                             7,500

        7.   Fines Handling System                                15,000

        8.   Revamp Corn Grinding                                 10,OOO

        9.   Install Delta-Wye System                             10,000

        10.  Warehouse Addition                                  260,000

        11.  Upgrade Coating System                               50,000

        12.  Warehouse Racks                                      12,000

        13.  New Forklift                                         18,000

        14.  Semi-automatic Palletizer                           130,000

        15.  Computerize Batching                                 34,000

        16.  Large Pack Scale and Hanger                          88,000
                                                                 -------
                                                                $795,000
                                                                --------

                                                                       EXHIBIT C

                             ADMINISTRATIVE EXPENSE
                                   CATEGORIES

Customer Service
Purchasing
R & D/Quality
Tonnage Tax
Technicon Maintenance
Travel
Telephone
Kennel
Outside Research
Professional Fees
Laboratory Expense
Postage
Office Supplies
Accounting
Computer Service
Engineering
Airplane Expense (Actual)
Employee Relations